EXHIBIT 99

PepsiAmericas Reports Double-Digit Growth in Net Income

for the Second Quarter and First Half of 2004

Minneapolis, MN, July 28, 2004 — PepsiAmericas, Inc. (NYSE: PAS) today announced reported second quarter 2004 net income growth of 16 percent and diluted earnings per share (EPS) growth of 16.2 percent.  Net income was $61.7 million, or EPS of $0.43, which includes an after tax gain of $3.3 million from the sale of land and an after tax charge of $1.0 million in Central Europe, this compares to net income of $53.2 million, or EPS of $0.37, in the second quarter of 2003.  For the first half of 2004, net income grew 41.5 percent to $82.2 million and EPS grew 42.5 percent to $0.57 compared with the first half of 2003.

Second Quarter Highlights

•      Worldwide operating income grew approximately 6.6 percent to $111.0 million driven by a strong performance in our U.S. operations.

•      Net sales growth of 4.5 percent to $909.7 million benefited from an 8.1 percent increase in worldwide average net selling price.

•      U.S. volume grew 1.8 percent also contributing to the top-line results, while worldwide volume declined 4.4 percent reflecting softness in our international operations.

“Our performance in the second quarter of 2004 demonstrates the continued overall strength of our business,” said Chairman and Chief Executive Officer Robert C. Pohlad.  “Our strong domestic volume and pricing results were able to offset the volatility in our Central European operations.  We anticipated volume softness in Central Europe in light of EU accession in May, yet we have continued to maintain pricing strength.”

On a worldwide basis, the second quarter gross profit increased 8.5 percent to $391.1 million.  U.S. operations gross profit grew 10.4 percent and drove the overall improvement. Worldwide cost of goods sold increased by 1.6 percent.  Worldwide selling, delivery and administrative expenses increased by 9.2 percent.

Second Quarter U.S. Operations

Reflecting the strength in volume and continued focus on pricing, U.S. operating income improved 7.7 percent to $107.1 million versus $99.4 million in the second quarter of 2003.

Net sales increased 6.9 percent to $774.7 million compared to a year earlier.  Improvement in both average net-selling price, up 4.2 percent, and volume, up 1.8 percent, contributed to the net sales growth.  Approximately three quarters of the increase in net selling price was attributed to rate and one quarter to mix.  The increase in volume was driven by modest growth in the core trademarks, strong double-digit growth in the non-carbonated category and strength in the diet category. An increase in Aquafina volume and the continued success of Tropicana flavored juice drinks introduced in February 2004 contributed to non-carbonated growth.  Strong marketing and solid improvement in the on-premise channel drove mid-single digit growth in the single serve category.

Domestic cost of goods sold increased 4.4 percent or approximately 2.7 percent per unit.  Selling, delivery and administrative costs trended higher in the U.S. growing 11.7 percent in the second quarter of 2004 led by higher compensation and benefit expenses, as well as higher insurance costs.  In addition, we experienced higher promotional expense and incremental costs associated with our new telephone sales center, both of which contributed to our top-line growth.  Selling, delivery and administrative costs as a percentage of net sales increased to 29.9 percent from 28.6 percent year-over-year.

Second Quarter International Operations

Operating income in the combined international operations declined due to soft market conditions in the Central Europe operations.  International operating income was $3.9 million versus $4.7 million in the second quarter of 2003.  Net sales decreased 7.8 percent to $135.0 million.  Favorable pricing only partially offset the 22.6 percent decline in volume.

In the second quarter, our Central European operations experienced adverse economic impact from the accession of our markets into the European Union, as well as cooler weather conditions and comparisons to strong promotional activity in the second quarter of 2003.  With these soft conditions, operating income was $2.8 million compared to operating income of $5.1 million in 2003, due, in part, to higher special charges of $1.3 million.  Net sales decreased 14.7 percent to $84.2 million as a result of volume weakness. However, the 28.1 percent volume decline in our Central European operations was partially offset by a 16.6 percent increase in the average net selling price.  Cost of goods sold was lower by 18.8 percent to $46.1 million as Central Europe’s cost of goods sold per unit increased 12.3 percent compared to the same period in 2003 due to higher raw material costs.  Benefiting from continued cost management programs, selling, delivery and administrative costs decreased 7.7 percent to $33.7 million.  The impact of foreign exchange did not significantly impact Central Europe’s operating results.  However, it did benefit the year-over-year comparisons for sales and adversely impacted cost of goods sold and selling, delivery and administrative expenses.

Operating income in the Caribbean improved by $1.5 million to $1.1 million compared to the prior year second quarter operating loss.  Net sales increased 6.3 percent to $50.8 million.  The 8.4 percent growth in average net selling price more than offset the 3.7 percent volume decline.  Cost of goods sold grew 0.8 percent to $36.6 million, and selling, delivery and administrative costs climbed 18 percent to $13.1 million.

First-Half Highlights

•      Worldwide operating income grew 23.2 percent to $161.1 million.

•      Worldwide net sales increased 6.1 percent to $1.6 billion as worldwide net selling price improved 6.6percent, offsetting the 1.1 percent decline in worldwide volume.

•      On a worldwide basis, gross profit margins improved by 1.1 percent driven by improved pricing and only moderate increases in costs.

For the first half of 2004, U.S. operating income improved significantly increasing 19.2 percent to $166.3 million.  Net sales in the U.S. grew to $1.4 billion, or approximately 7.3 percent over the first half a year earlier reflecting increases in both average net pricing of 4.6 percent and volume of 2.0 percent.  Cost of goods sold per unit increased 3.6 percent, and selling, distribution and administration expenses were 8.0 percent higher than the prior year period.

International operating results for the first half of 2004 improved by 40.2 percent driven by the positive results in the first quarter of 2004.  Net sales for the combined international operations declined by 0.9 percent in the first half of 2004 due to the volume softness in the second quarter.

For the first half of 2004, Central Europe improved its operating performance by $1.7 million to a loss of $4.3 million compared to the same period a year earlier.  Strength in Central Europe’s pricing and a reduction in its cost structure mitigated the negative impact of the 14.5 percent volume decline.  Net pricing increased 11.6 percent.  Selling, delivery and administrative costs decreased 3.6 percent compared to the first half of 2003.  The impact of foreign exchange did not significantly impact Central Europe’s operating results for the first half of the year.

The Caribbean improved its year-over-year performance in 2004, reporting an operating loss of $0.9 million for the first half of 2004, compared to an operating loss of $2.7 million in the same period in 2003.  Net sales grew 5.5 percent to $91.7 million in 2004 as improved pricing of 8.0 percent offset the 3.9 percent decline in volume in the first half of 2004.

“Our focus is always on delivering strong operating results to create returns for our shareholders.  In the second quarter, we announced an annual dividend of $0.30 to be paid quarterly as well as the accelerated stock repurchase program.  We believe these actions will demonstrate our commitment to return value to our shareholders,” said Mr. Pohlad.

Outlook

The company is revising its full year 2004 EPS outlook and expects EPS growth of thirteen to fifteen percent, compared to EPS of $1.05 in 2003, based on a fifty-two week year and excluding unusual items.  Given the second quarter results for Central Europe, we now expect worldwide volume on a full-year basis to be flat to down slightly.  However, domestic volume is expected to grow one percent.  Overall net pricing is anticipated to increase approximately four percent.  PepsiAmericas expects increases in cost of goods sold in the four to five percent range. Selling, distribution and administrative expenses are anticipated to grow approximately five percent.  In 2003, PepsiAmericas full year included 53 weeks.  However, the company’s outlook and comments for 2004 are based on 52 weeks for comparative purposes.

EPS for the second quarter and first half reflect the previously announced accelerated share repurchase program, which lowered the average shares outstanding in both the second quarter and first half of 2004.  Under this program, we repurchased 10 million shares of common stock in April 2004.  As of July 3, 2004, PepsiAmericas had 138.2 million shares outstanding.

PepsiAmericas will hold its second quarter earnings conference call at 9:00 AM CT today, Wednesday, July 28, 2004 by telephone and through a live webcast over the internet.  To listen via telephone to the conference call within the U.S., please dial 1-888-515-2781 and request the PepsiAmericas conference call.  The live webcast will be available through the company’s website at www.pepsiamericas.com.  A playback of the conference call will be available until August 6, 2004.  To listen to the archived call within the U.S., please dial 1-888-203-1112 and enter the replay passcode 108799.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in 18 states, Central Europe including Poland, Hungary, the Czech Republic and Republic of Slovakia, and the Caribbean including Puerto Rico, Jamaica, the Bahamas, Barbados, and Trinidad and Tobago.  In total, PepsiAmericas serves geographic areas with a population of more than 118 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) beneficially owns an approximately 41 percent equity interest in PepsiAmericas.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; cost and availability of raw materials; and changing legislation.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 3, 2004.

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL 2004

COMPARED WITH THE SAME PERIODS OF FISCAL 2003

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Second Quarter		First Half
	2004	2003	2004	2003

Net sales	$909.7	$870.9	$1,647.3	$1,553.0
Cost of goods sold	518.6	510.6	943.1	907.2
Gross profit	391.1	360.3	704.2	645.8
Selling, delivery and administrative expenses	278.5	255.1	541.3	507.6
Special charges	1.6	1.1	1.8	7.4
Operating income	111.0	104.1	161.1	130.8
Interest expense, net	(16.2)	(18.2)	(32.1)	(37.4)
Other income (expense), net	3.8	0.6	2.4	(1.7)
Income before income taxes	98.6	86.5	131.4	91.7
Income taxes	36.9	33.3	49.2	33.6

Net income	$61.7	$53.2	$82.2	$58.1

Weighted average common shares:
Basic	139.1	142.8	141.4	143.3
Incremental effect of stock options and awards	3.3	0.4	3.2	0.4
Diluted	142.4	143.2	144.6	143.7

Net income per share:
Basic	$0.44	$0.37	$0.58	$0.41
Diluted	$0.43	$0.37	$0.57	$0.40

Cash dividends per share	$0.075	$—	$0.15	$0.04

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SECOND QUARTER 2004 AND FISCAL YEAR 2003

(UNAUDITED AND IN MILLIONS)

	End of Second Quarter 2004	End of Fiscal Year 2003

Cash	$74.6	$69.0
Receivables	222.2	268.8
Inventory	193.7	169.8
Other current assets	60.2	52.6
Total current assets	550.7	560.2
Net property	1,092.1	1,129.8
Intangible assets	1,786.0	1,766.6
Other assets	125.8	124.1

Total assets	$3,554.6	$3,580.7

Short-term debt, including current maturities of long-term debt	$280.7	$199.9
Payables	240.6	204.1
Other current liabilities	183.7	195.5
Total current liabilities	705.0	599.5
Long-term debt	1,012.6	1,078.4
Deferred income taxes	119.4	112.7
Other liabilities	222.4	225.0

Total liabilities	2,059.4	2,015.6

Shareholders’ equity	1,495.2	1,565.1

Total liabilities and shareholders’ equity	$3,554.6	$3,580.7

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST HALF OF FISCAL 2004

COMPARED WITH THE SAME PERIOD OF FISCAL 2003

(UNAUDITED AND IN MILLIONS)

	First Half
	2004	2003

Cash Flows from Operating Activities:
Income from continuing operations	$82.2	$58.1
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	89.5	87.7
Deferred income taxes	8.7	17.4
Special charges	1.8	7.4
Cash outlays related to special charges	(1.7)	(5.3)
Gain on sale of investment	(5.2)	(2.1)
Other	6.0	4.9
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	(61.5)	(28.9)
Increase in securitized receivables	100.0	10.9
Net change in other assets and liabilities	2.0	(20.8)
Net cash provided by operating activities of continuing operations	221.8	129.3

Cash Flows from Investing Activities:
Capital investments	(51.3)	(72.5)
Franchises and companies acquired	(20.9)	—
Proceeds from sales of property	1.4	1.0
Proceeds from sale of investment	5.2	—
Net cash used in investing activities	(65.6)	(71.5)

Cash Flows from Financing Activities:
Net borrowings of short-term debt	169.1	90.0
Proceeds from issuance of long-term debt	—	146.3
Repayments of long-term debt	(150.9)	(279.3)
Treasury stock purchases	(200.6)	(56.0)
Issuance of common stock	56.1	4.3
Cash dividends	(21.2)	(5.7)
Net cash used in financing activities	(147.5)	(100.4)

Net cash provided by (used in) discontinued operations	(3.6)	1.3
Effects of exchange rate changes on cash and equivalents	0.5	0.1
Change in cash and equivalents	5.6	(41.2)
Cash and equivalents at beginning of year	69.0	113.8
Cash and equivalents at end of quarter	$74.6	$72.6

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of our non-GAAP financial measures used in this press release to the most comparable U.S. GAAP measure.

Adjusted Comparisons:  In order to better reflect our comparative fiscal year operating performance, we have provided the table below that summarizes the unusual items discussed in this press release that impact comparability of the periods presented:

	Second Quarter 2004		Second Quarter 2003		First Half 2004		First Half 2003
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income	Operating Income	Net Income	Operating Income	Net Income

As Reported	$111.0	$61.7	$104.1	$53.2	$161.1	$82.2	$130.8	$58.1
Unusual items impacting comparability
Special charges, net	1.6	1.0	1.1	0.7	1.8	1.1	7.4	4.6
Interest income on ESOP tax settlement	—	—	—	0.2	—	—	—	(4.0)
Tax benefit on ESOP tax settlement	—	—	—	—	—	—	—	(6.0)
Early extinguishment of debt	—	—	—	—	—	—	—	5.4
Gain on land sale	—	(3.3)	—	(1.3)	—	(3.3)	—	(1.3)
Additional tax accruals	—	—	—	—	—	—	—	4.3
Adjusted Comparisons	$112.6	$59.4	$105.2	$52.8	$162.9	$80.0	$138.2	$61.1

Weighted average common shares:
Basic		139.1		142.8		141.4		143.3
Incremental effect of stock options and awards		3.3		0.4		3.2		0.4
Diluted		142.4		143.2		144.6		143.7

Net income per share - basic
As reported		$0.44		$0.37		$0.58		$0.41
As adjusted		$0.43		$0.37		$0.57		$0.43
Net income per share - diluted
As reported		$0.43		$0.37		$0.57		$0.40
As adjusted		$0.42		$0.37		$0.55		$0.42

Adjustments included in this summary were as follows:

Special charges - We recorded special charges of $1.6 million ($1.0 million after taxes) in the second quarter of 2004 and $1.8 million ($1.1 million after taxes) in the first half of 2004 in Central Europe.  The special charges recorded in the first half of 2004 primarily related to a reduction in the workforce in Central Europe as we continued to rationalize the cost structure.  These special charges were primarily for severance costs and related benefits.

In the first half of 2003, we recorded special charges of $7.4 million ($4.6 million net of taxes) related primarily to the $5.8 million charge associated with the reduction in workforce in the U.S. in the first quarter.  In addition, we recorded $1.6 million of special charges in the first half of 2003 related to changes in the production, marketing and distribution strategies in our international operations.

ESOP tax settlement- In the first quarter of 2003, we favorably settled a tax refund case with the Internal Revenue Service for $12.8 million that arose from the 1990 termination of our Employee Stock Ownership Plan (“ESOP”).  As a result, we recorded $6.8 million of interest income ($4.2 million after taxes) and a tax benefit of $6.0 million recorded in “Income taxes.”  In the second quarter of 2003, we received a final settlement amount of $12.4 million, and this reflected a reduction in interest income of $0.4 million ($0.2 million after taxes) to $6.4 million ($4.0 million after taxes) for the first half of 2003.

Early extinguishment of debt - During the first quarter of 2003, the investors in the $150 million, face value 5.79 percent notes notified us that they would exercise their option to purchase and resell the notes pursuant to the remarketing agreement, unless we elected to redeem the notes.  In March 2003, we exercised our option and elected to redeem the notes at fair value pursuant to the remarketing agreement.  As a result, we recorded a loss on the early extinguishment of debt in the first half of 2003 of $8.8 million ($5.4 million after taxes) in “Interest expense, net.”

Gain on land sale - In the second quarter of 2004, we recorded an additional gain of $5.2 million ($3.3 million after taxes) associated with the 2002 sale of a parcel of land in downtown Chicago.  The gain reflected the settlement and final payment on the promissory note related to the initial sale, for which we had previously provided a full allowance, and is record in “Other expense, net.”

In the second quarter of 2003, we recorded an additional gain on the sale of a parcel of land in downtown Chicago of $2.1 million ($1.3 million after taxes) related to the reversal of accruals related to the favorable resolution of certain contingencies recorded as part of the original sales transaction in 2002.  These amounts were recorded in “Other expense, net.”

Tax accruals -  During the first half of 2004, the effective income tax rate was 37.5 percent.  In the first quarter of 2003, we recorded additional tax accruals of $4.3 million related to contingent liabilities that arose during that period.    Excluding these adjustments, as well as the ESOP settlement tax benefit, the effective income tax rate during the first half of 2003 was 38.5 percent.